                                                                   EXHIBIT 10.16

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                               PURCHASE AGREEMENT

                                     AMONG

                             RENTX INDUSTRIES, INC.

                                    AND THE

                                  SHAREHOLDERS

                                       OF

                      TITUS RENTAL SERVICE COMPANIES, INC.



                              AS OF JUNE 26, 1997





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
                               TABLE OF CONTENTS

                                                                                                                     Page
1.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.       Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         2.1.    Basic Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         2.2.    Purchase Price; Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         2.3.    Sales Taxes, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.4.    Closing; Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.5.    Deliveries at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

3.       Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         3.1.    Representations and Warranties of the Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         3.2.    Representations and Warranties of the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.3.    Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.4.    Representations as to Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

4.       Pre-Closing Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.1.    General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.2.    Operation and Preservation of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.3.    Acquisitions and Dispositions of Rental Equipment  . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.4.    Full Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.5.    Notice of Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.6.    Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.7.    Conveyance of Shareholder Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.8.    Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.9.    Closing Date Liabilities and Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

5.       Post-Closing Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.1.    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.2.    Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.3.    Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.4.    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.5.    Post-Closing Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.6.    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.7.    Satisfaction of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.8.    Repurchase of Unpaid Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.9.    Termination of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.10.   Section 338 Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

6.       Conditions to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.1.    Conditions to Obligation of the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.2.    Conditions to Obligation of the Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21





                                      (i)

7.       Remedies for Breaches of This Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.1.    Indemnification Provisions for Benefit of the Buyer and the Company  . . . . . . . . . . . . . . . .  21
         7.2.    Indemnification Provisions for Benefit of the Shareholders . . . . . . . . . . . . . . . . . . . . .  23
         7.3.    Matters Involving Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.4.    Right of Offset. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.5.    Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

8.       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.1.    Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.2.    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.3.    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

9.       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.1.    No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.2.    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.3.    Succession and Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.4.    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.5.    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.6.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.7.    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.8.    Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.9.    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.10.   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.11.   Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.12.   Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.13.   Incorporation of Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.14.   Shareholders' Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

Exhibits:


Exhibit 1.1(a)                Exhibit 3.1(c)(i)             Exhibit 3.1(m)
Exhibit 1.1(b)                Exhibit 3.1(d)(i)(A)          Exhibit 3.1(o)(i)
Exhibit 1.1(c)                Exhibit 3.1(d)(i)(B)          Exhibit 3.1(o)(ii)
Exhibit 1.1(d)                Exhibit 3.1(d)(i)(C)          Exhibit 3.1(r)(ii)
Exhibit 1.1(e)                Exhibit 3.1(e)(i)             Exhibit 3.1(r)(iii)
Exhibit 1.1(f)                Exhibit 3.1(e)(ii)            Exhibit 4.3
Exhibit 1.1(g)                Exhibit 3.1(f)                Exhibit 6.1(j)
Exhibit 1.1(h)                Exhibit 3.1(f)                Exhibit 6.2(e)
Exhibit 1.1(i)                Exhibit 3.1(g)(i)(A)
Exhibit 1.1(j)                Exhibit 3.1(g)(i)(B)
Exhibit 1.1(k)                Exhibit 3.1(g)(ii)
Exhibit 1.1(l)                Exhibit 3.1(h)(i)
Exhibit 1.1(m)                Exhibit 3.1(h)(ii)
Exhibit 2.2(a)                Exhibit 3.1(i)(i)
Exhibit 3.1(a)(i)             Exhibit 3.1(i)(ii)
Exhibit 3.1(a)(ii)            Exhibit 3.1(k)
Exhibit 3.1(b)                Exhibit 3.1(l)


                                      (ii)

                 This Purchase Agreement is entered into as of June 26, 1997 among RentX Industries, Inc., a Delaware corporation (the "Buyer"), Barbara E. Titus, Jeffrey W. Titus, Christopher Titus and William V. Titus, Trustee of the William V. Titus Revocable Living Trust u/t/a dated December 17, 1979 and William V. Titus, individually (individually, a "Shareholder" and collectively, the "Shareholders").

                                    Recitals

                 The Shareholders own, directly or indirectly, all of the issued and outstanding capital stock of Titus Rental Service Companies, Inc., a Michigan corporation (the "Company"). Titus is the trustee and sole beneficiary of the William V. Titus Revocable Living Trust (the "Trust") u/t/a dated December 17, 1979. The Shareholders desire to sell, and the Buyer desires to purchase, all of the issued and outstanding capital stock of the Company as provided in this Agreement.

                                   Agreement

                 NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Definitions. The terms defined in Exhibit 1.1(a) shall have the meanings designated therein.

2.       Purchase and Sale.

         2.1. Basic Transaction. Subject to the terms and conditions set forth in this Agreement, the Buyer agrees to purchase from the Shareholders, and the Shareholders agree to sell to the Buyer, all the Shares free and clear of any Encumbrance or Tax, for the consideration specified in Section 2.2. The Buyer will have no obligation under this Agreement to purchase less than all of the Shares.

         2.2.    Purchase Price; Payment.

                 (a) The purchase price for the Shares is $4,602,800, increased for the Leasehold Improvement Adjustment and increased or decreased as applicable for the Net Rental Equipment Adjustment and the Accounts Receivable Adjustment. At the Closing, the Buyer will, by wire transfer or other delivery of immediately available funds, (i) pay to the Shareholders (subject to Section 2.2(b)), $4,352,800, subject to increase for the Leasehold Improvement Adjustment and subject to increase or decrease as applicable for the Net Rental Equipment Adjustment and the Accounts Receivable Adjustment, plus $6,576.80 representing the Personal Property Tax Amount, and less the amount by which the estimated Pre-Closing Income Tax Amount exceeds the estimated tax payments made by the Company in respect of the Pre-Closing Income Tax Amount and (ii) deposit $250,000 into the Escrow Account (and the amounts paid and deposited to and in respect of the Shareholders will constitute the full purchase price for the Shares). The amount deposited in the Escrow Account (including all interest and dividends earned thereon) will belong to the Shareholders, subject to the Shareholders' indemnification obligations set forth in this Agreement, and will be held, invested, administered and disbursed according to Section 7.1(b) hereof and the Escrow Agreement. The purchase price will be payable to the Shareholders in the following percentages:

                                                            Percentage of
Shareholder                           No of Shares Owned    Purchase Price
William V. Titus, Trustee of the
  William V. Titus Revocable Living
  Trust u/t/a December 17, 1979,
  as amended                                 498              49.8%
Jeffrey W. Titus                               2                .2%
Christopher Titus                              2                .2%
Barbara E. Titus                             498              49.8%

         (b) Reserved Shareholder Liabilities representing accrued vacation and other accrued employee benefits with respect to those persons who are employees of the Company as of immediately prior to the Closing Date and who become employees of the Buyer effective as of the Closing will be satisfied by payment of the amount thereof by the Shareholders to the Buyer as the Buyer provides such benefits or makes cash payments in lieu thereof to employees. The Shareholders will take all actions necessary to cause the balance of the Reserved Shareholder Liabilities to be satisfied on or prior to Closing and the Shareholders will provide additional funds as required to satisfy Reserved Shareholder Liabilities. Nothing in this Agreement will be deemed to limit the joint and several obligations of the Shareholders to pay the Reserved
Shareholder Liabilities in full.   On or before the day before the Closing, the
Buyer and the Shareholders' Agent will determine and set forth on Exhibit 2.2(a) the final amounts of the Leasehold Improvement Adjustment, the Net Rental Equipment Adjustment, the Accounts Receivable Adjustment, the Personal Property Tax Amount, the Pre-Closing Income Tax Amount and any other items which affect the purchase price paid at Closing or constitute other payments by the Buyer or the Shareholders at Closing. The federal, state and local income tax liability of the Company will be determined through the Closing Date by an interim closing of the books, as if the Company's taxable year as a separate C corporation (for federal income tax purposes) ended with the Closing Date, and such amount will be treated as an accrued liability of the Company. This tax liability will be determined by using the accrual method of accounting, except that no item of deduction (including depreciation) or credit will be taken into account with respect to the New Rental Equipment.

    2.3. Sales Taxes, Etc. The Shareholders will pay all sales, use, transfer, licensing, recording, stamp and other Taxes, fees and charges payable in respect of or as a result of the sale and transfer of the Shares to the Buyer pursuant to this Agreement other than any such Taxes assessed by any state or local taxing authority in Colorado.

    2.4. Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") is anticipated to take place on June 26, 1997 (but in any event on or before June 30, 1997), by delivering all documents, agreements and instruments to the offices of Sherman & Howard L.L.C., and all transactions contemplated by this Agreement will be effective at 12:00 a.m. local time in Novi, Michigan on the day of the Closing (such effective time being the "Closing Date").

    2.5. Deliveries at the Closing. At the Closing, (a) the Shareholders will deliver, or cause to be delivered, to the Buyer the certificates, instruments and documents referred to in Section 6.1, (b) the Buyer will deliver to the Shareholders the certificates, instruments and documents referred to in Section 6.2, (c) the Shareholders will deliver to the Buyer stock certificates representing all the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, free and clear of any Encumbrances or Taxes and (d) the Buyer will pay and deposit the purchase price in accordance with Section 2.2.

3.  Representations and Warranties.

    3.1. Representations and Warranties of the Shareholders. The Primary Shareholders jointly and severally represent and warrant to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were then substituted for the date of this Agreement throughout this Section 3.1).

         (a) Organization, Good Standing, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and is not required to be qualified or authorized to do business as a foreign corporation in any jurisdiction. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The copies of the articles of incorporation (certified by the Secretary of State of Michigan) and the bylaws of the Company, both as amended to date, which have been delivered to the Buyer by the Shareholders and are attached as Exhibits 3.1(a)(i) and 3.1(a)(ii), respectively, are complete and correct, and the Company is not in default under or in violation of any provision of its articles of incorporation or bylaws. The minute books (which contain the records of all meetings of or actions by the shareholders, the board of directors, and any committees of the board of directors) and the stock certificate books and the stock record books of the Company, copies of which have been delivered to the Buyer by the Shareholders, are correct and complete.

         (b) Ownership and Capitalization.

             (i) The authorized capital stock of the Company consists of 50,000 shares of Common stock, $1.00 par value. Each Shareholder owns, beneficially and of record, free and clear of any Encumbrance or Tax, the number of shares of the Common stock, $1.00 par value, of the Company set forth opposite such Shareholder's name in Section 2.2(a), and the shares reflected in
Section 2.2(a) constitute all of the issued and outstanding capital stock of the Company. All of the issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, and are fully paid and nonassessable, with no personal Liability attaching to the ownership thereof. There is no authorized or outstanding stock or security convertible into or exchangeable for, or any authorized or outstanding option, warrant or other right to subscribe for or to purchase, or convert any obligation into, any unissued shares of the Company's capital stock or any treasury stock, and the Company has not agreed to issue any security so convertible or exchangeable or any such option, warrant or other right. There are no authorized or outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, voting agreements, proxies or other agreements or understanding with respect to any capital stock of the Company. Except as set forth on Exhibit 3.1(b), all of which the Shareholders shall cause to be terminated prior to the Closing, there are no existing rights of first refusal, buy-sell arrangements, options, warrants, rights, calls, or other commitments or restrictions of any character relating to any of the Shares, except those restrictions on transfer imposed by the Securities Act of 1993, as amended, and applicable state securities laws. The Company has no subsidiaries and no interest in any other corporation, partnership, limited partnership, limited liability company, association or joint venture.

         (c) Authority; No Violation. (i) Each Shareholder and each relative or affiliate of the Company or of a Shareholder who is party to any Other Seller Agreement has full and absolute right, power, authority and legal capacity to execute, deliver and perform this Agreement and all Other Seller Agreements to which such Shareholder, relative or affiliate is a party, and this Agreement constitutes, and the Other Seller Agreements will when executed and delivered constitute, the legal, valid and binding obligations of, and shall be enforceable in accordance with their respective terms against, each such Shareholder, relative or affiliate who is a party thereto. The execution, delivery and performance of this Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby will not
(A) violate any Legal Requirement to which the Company, any Shareholder, or any relative or affiliate of the Company or of any Shareholder who is a party to any Other Seller Agreement is subject or any provision of the articles of incorporation or bylaws of the Company or of any such affiliate, or (B) except as set forth in Exhibit 3.1(c)(i), violate, with or without the giving of notice or the lapse of time or both, or conflict with or result in the breach or termination of any provision of, or constitute a default under, or give any Person the right to accelerate any obligation under, or result in the creation of any Encumbrance upon any properties, assets or business of the Company, of any Shareholder, or of any such relative or affiliate pursuant to, any indenture, mortgage, deed of trust, lien, lease, license, Permit, agreement, instrument or other arrangement to which the Company, any Shareholder or any such relative or affiliate is a party or by which the Company, any Shareholder, or any such relative or affiliate or any of their respective assets and properties is bound or subject. Except for notices that will be given and consents that will be obtained by the Shareholders prior to the Closing (which are set forth in Exhibit 3.1(c)(i)), neither the Company, any Shareholder, nor any such relative or affiliate need give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the parties to consummate the transactions contemplated by this Agreement and the Other Seller Agreements.

         (d) Financial Statements; Absence of Liabilities. (i) The unaudited balance sheets of the Company as of March 31, 1994, March 31, 1995, March 31, 1996 and March 31, 1997, the related statements of income, shareholders' equity and cash flows for the fiscal years then ended, the unaudited balance sheets of the Company as of September 30, 1996 and December 31, 1996 (the latter being referred to as the "Latest Balance Sheet"), and the related statements of income, shareholders' equity and cash flows for the fiscal quarters then ended, have been prepared in accordance with good accounting practices and on a consistent basis, are in accordance with the books and records of the Company (which books and records are complete and correct in all material respects), are accurate and fairly present the financial position and results of operations of the Company as of such dates and for each of the periods indicated, do not list book values for the assets that are in excess of their fair market values, and to the best knowledge of the Shareholders, except as set forth on Exhibit 3.1(d)(i)(A), make full and adequate provision for all Liabilities to which the Company is currently subject. Copies of the financial statements described in the first sentence in this Section are attached as
Exhibit 3.1(d)(i)(B). The expenses itemized on Exhibit 3.1(d)(i)(C) and reflected in the Company's financial performance for the 12-month period ended March 31, 1997 will not be realized on an on-going basis, and information sufficient to determine such financial performance for such 12-month period has been provided by the Shareholders to the Buyer prior to the date of this Agreement.

             (ii) To the best knowledge of the Shareholders, since the date of the Latest Balance Sheet, the Company has not incurred or become subject to any Liability other than Liabilities incurred in the ordinary course of business. To the best knowledge of the Shareholders, as of the Closing (at 12:00 a.m. on the day of Closing), the Company will have no Liability (and there is no basis for the assertion of any Liability), except for the Retained Liabilities.

         (e) Absence of Certain Leases, Changes or Events. The Company is not, except for the Premises Leases and as set forth on Exhibit 3.1(e)(i), a party to or otherwise bound by any contract or agreement that has a term of three or more months pursuant to which the Company is obligated to furnish any equipment, products or services, and no such contract or agreement has been prepaid with respect to any period after the Closing Date. Except as set forth on Exhibit 3.1(e)(ii), since December 31, 1996, the Company has not (i) incurred any debt, indebtedness or other Liability, except current Liabilities incurred in the ordinary course of business; (ii) delayed or postponed the payment of accounts payable or other Liabilities or accelerated the collection of any receivable beyond stated, normal terms; (iii) sold (except (1) as set forth on Exhibit 4.3 with respect to the period between February 6, 1997 and the date of this Agreement , (2) with respect to the period from December 31, 1996 to February 6, 1997 and (3) as permitted by Section 4.3 with respect to the period after the date of this Agreement and before the Closing Date) or otherwise transferred any of its equipment or other assets or properties; (iv) cancelled, compromised, settled, released, waived, written-off or expensed any account or note receivable, right, debt or claim involving more than $10,000 in the aggregate; (v) changed in any significant manner the way in which it conducts its business; (vi) made or granted any individual wage or salary increase in excess of 10% or $1.00 per hour, any general wage or salary increase, or any additional benefits of any kind or nature; (vii) except as otherwise expressly permitted by this Section 3.1(e), (A) entered into any contracts or agreements, or made any commitments, involving more than $10,000 individually or in the aggregate or (B) accelerated, terminated, delayed, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $10,000 individually or in the aggregate; (viii) suffered any adverse fact or change, including, without limitation, to or in its business, assets, financial condition, prospects or customer or supplier relationships; (ix) made any payment or transfer to or for the benefit of any shareholder, officer or director or any relative or affiliate thereof or permitted any Person, including, without limitation, any shareholder, officer, director or employee or any relative or affiliate thereof, to withdraw assets from the Company (other than cash and other Excluded Assets distributed to the Shareholders as set forth on Exhibit 3.1(e)(ii) and other than the payment to the Shareholders of the proportionate monthly amount of their respective normal annualized salaries due and payable during such period); (x) failed to make purchases of new or used equipment consistent with past practices necessary to maintain its rental/lease inventory at the level which is reasonably necessary to maintain the revenue base experienced by the Company during the 12 months preceding such date; (xi) decreased its lease rate with respect to any equipment by 10% or more from the applicable lease rate in effect on December 31, 1996 or rented or leased any equipment or sold or otherwise transferred any inventory, equipment or services at below-normal rental or lease rates or margins; (xii) suffered any other significant occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business; or (xiii) agreed to incur, take, enter into, make or permit any of the matters described in clauses (i) through (xii).

         (f) Tax Matters.

             (i) To the best knowledge of the Shareholders, the Company has filed all Tax Returns that it was required to file and all such Tax Returns
were correct and complete in all respects.   To the best knowledge of the
Shareholders, all Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

             (ii) To the best knowledge of the Shareholders, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

             (iii) To the best knowledge of the Shareholders, there is no basis for any authority to assess any additional Taxes for any period for which Tax Returns have been filed. To the best knowledge of the Shareholders, there is no pending or threatened dispute or claim concerning any Tax Liability of the Company. Exhibit 3.1(f) lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1991, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. The Shareholders have delivered to Buyer true and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies filed or assessed against or agreed to by the Company since December 31, 1991.

             (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

             (v) Neither the Company nor any of its shareholders has ever filed
(A) an election pursuant to Section 1362 of the Code that either the Company be taxed as an "S" corporation, except as set forth on Exhibit 3.1(f), or (B) a consent pursuant to Section 341(f) of the Code relating to collapsible corporations. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to any Tax allocation or sharing agreement. The Company has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and has no Liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. The total adjusted basis of the Acquired Assets exceeds the sum of the Company's Liabilities plus the amount of Liabilities to which the Acquired Assets are subject.

             (vi) Exhibit 3.1(f) sets forth the following information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Company in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the Company.

         (g) Assets and Properties.

             (i) As of the date of this Agreement, the Company owns all of the Acquired Assets (other than certain items of Shareholder Property), free and clear of all Encumbrances (except for those Encumbrances which the Company shall cause to be terminated as of the Closing). As of the Closing, all of the Acquired Assets (including all of the Shareholder Property) will be owned by the Company, free and clear of all Encumbrances, and the Company will have good and marketable title to all the Acquired Assets. The Acquired Assets consist of
(A) the tangible and intangible assets of the Company (exclusive of the Excluded

Assets) in existence as of December 31, 1996 (except as set forth on Exhibit 3.1(e)(ii) with respect to cash and other Excluded Assets which were distributed to its shareholders and except for such changes in inventory and in accounts receivable in the ordinary course of business as are not in violation of Section 3.1(e) or Section 4.3), increased by Current Rental Equipment acquired on or after December 31, 1996 but before February 6, 1997, and increased by Current Rental Equipment acquired on and after February 6, 1997 but before the date of this Agreement in compliance with Section 4.3, and increased by new rental equipment acquired from and after the date of this Agreement in compliance with Section 4.3, decreased by Current Rental Equipment disposed of from and after the date of this Agreement in compliance with
Section 4.3, decreased by Current Rental Equipment sold or otherwise transferred on or after December 31, 1996 but before February 6, 1997 and decreased by current Rental Equipment sold or otherwise transferred on or after February 6, 1997 but before the date of this Agreement as set forth on Exhibit
4.3 and (B) all tangible and intangible assets, including, without limitation, all improvements, fixtures and fittings, owned by any Shareholder or relative or affiliate thereof or of the Company which have been used in its business at any time on or after December 31, 1996 (the "Shareholder Property"), including, without limitation, the tangible and intangible assets set forth on Exhibit 3.1(g)(i)(A) owned by any Shareholder or relative or affiliate thereof.
Between December 31, 1996 and the day before the date of this Agreement, the Company has purchased the New Rental Equipment and has sold, for cash only, the Current Rental Equipment described on Exhibit 4.3, but has not otherwise sold, traded, transferred or otherwise disposed of any Current Rental
Equipment.   In the case of Acquired Assets consisting of a leasehold interest in equipment held by the Company as rental inventory ("Leased Rental Equipment"), the Company has a valid leasehold interest in the Leased Rental Equipment and the lessor thereof is not a relative or affiliate of the Company, or any Shareholder. In the case of Acquired Assets consisting of the Company's rights under an arrangement with the owner of equipment who makes such equipment available for rental by the Company under a split rental or similar arrangement ("Consigned Equipment"), such arrangement is in full force and effect and the owner of the Consigned Equipment is not a relative or affiliate of the Company, or any Shareholder. The Acquired Assets are all of the tangible and intangible assets (other than the Excluded Assets and the Premises) used by the Company in, or necessary for the conduct of, its business. The Acquired Assets, the Leased Rental Equipment and the Consigned Equipment encompass all equipment used by the Company to generate the income reflected in the financial statements attached as Exhibit 3.1(d)(i)(B). The total cost to the Company to lease the Leased Rental Equipment during the fiscal year ended March 31, 1996 and the 9-month period ended December 31, 1996 did not exceed $-0- and $-0-, respectively. The total cost to the Company to use the Consigned Equipment as part of its rental inventory during the fiscal year ended March 31, 1996 and the 9-month period ended December 31, 1996, did not exceed $-0- and $-0-, respectively. Exhibit 3.1(g)(i)(B) lists all Leased Rental Equipment and Consigned Equipment as of the date of this Agreement. Except for items rented or leased to customers, all of the tangible Acquired Assets, the Leased Rental Equipment and the Consigned Equipment are located on the Premises.

             (ii) The Premises constitute all of the real property, buildings and improvements used by the Company in its business. The Premises are supplied with utilities and other services necessary for the operation thereof. Except as set forth on Exhibit 3.1(g)(ii), the Premises are free from defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair and are suitable for the purposes for which they presently are used. To the best knowledge of the Shareholders, the Premises have received all approvals of Governmental Authorities (including Permits) required in connection with the occupation and operation thereof and have been occupied, operated and maintained in accordance with applicable Legal Requirements. The Company has not received notice of violation of any Legal Requirement or Permit relating to its operations or its owned or leased properties.

             (iii) No party to any lease with respect to any Premises has repudiated any provision thereof, and there are no disputes, oral agreements or forbearance programs in effect as to any such lease.

         (h) Lists of Properties, Contracts and Other Data.  Attached as
Exhibit 3.1(h)(ii) is a correct and complete list setting forth the items identified on Exhibit 3.1(h)(i). True and complete copies of the items referred to in Exhibit 3.1(h)(ii) have been delivered to the Buyer. All items referred to in Exhibit 3.1(h)(ii) are valid, in full force and effect, enforceable in accordance with their respective terms for the period stated therein, and no party has repudiated any provision thereof and no action or claim is pending or threatened to revoke, modify, terminate or render invalid any of such items. Neither the Company nor, to the best knowledge of the Shareholders, any other party thereto is in breach or default in performance of any of its respective obligations under, and no event exists which, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default on the part of a party to, any of the foregoing that is continuing unremedied.

         (i) Litigation; Compliance with Applicable Laws and Rights.

             (i) There is no outstanding Order against, nor, except as set forth on Exhibit 3.1(i)(i), is there any litigation, proceeding, arbitration or, to the best knowledge of the Shareholders, investigation by any Governmental Authority or other Person pending or, to the best knowledge of the Shareholders, threatened against the Company, its properties or business or relating to the transactions contemplated by this Agreement, nor, to the best knowledge of the Shareholders, is there any basis for any such action.

             (ii) To the best knowledge of the Shareholders, except as set forth on Exhibit 3.1(i)(ii), neither the Company nor the Company's assets (including its Premises, facilities, machinery and equipment) are in violation of any applicable Legal Requirement or Right. The Company has not received notice from any Governmental Authority or other Person of any violation or alleged violation of any Legal Requirement or Right, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or, to the best knowledge of the Shareholders, commenced or is pending or threatened against the Company alleging any such violation.

         (j) Accounts Receivable. The accounts receivable of the Company reflected on the Latest Balance Sheet, and all accounts receivable arising prior to the Closing Date, arose and will arise from bona fide transactions by the Company in the ordinary course of business, are valid receivables with trade customers subject to no setoffs or counterclaims, and, to the best knowledge of the Shareholders, are current and collectible.

         (k) Product Quality, Warranty and Liability. To the best knowledge of the Shareholders, all products and services sold, rented, leased, provided or delivered by the Company to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards, and the Company has no Liability and there is no basis for any Liability for replacement or repair thereof or other damages in connection therewith. No product or service sold, rented, leased, provided or delivered by the Company to customers on or prior to the Closing is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, rent or lease. To the best knowledge of the Shareholders, the Company has no Liability and there is no basis for any Liability arising out of any injury to a Person or property as a result of the ownership, possession, provision or use of any product or service sold, rented, leased, provided or delivered by the

Company on or prior to the Closing Date. All product or service liability claims that have been asserted against the Company since December 31, 1991, whether covered by insurance or not and whether litigation has resulted or not, other than those listed and summarized on Exhibit 3.1(i)(i), are listed and summarized on Exhibit 3.1(k).

         (l) Insurance.   All policies of insurance which have been disclosed
to the Buyer are valid, in full force and effect and enforceable in accordance with their respective terms and no party has repudiated any provision thereof. All such policies will remain in full force and effect until the Closing Date. Neither the Company nor any other party to any such policy is in breach or default (including with respect to the payment of premiums or the giving of notices) in the performance of any of their respective obligations thereunder, and no event exists which, with the giving of notice or the lapse of time or both, would constitute a breach, default or event of default, or permit termination, modification or acceleration under any such policy. There are no claims, actions, proceedings or suits arising out of or based upon any of such policies nor, to the best knowledge of the Shareholders, does any basis for any such claim, action, suit or proceeding exist. All premiums have been paid on such policies as of the date of this Agreement and will be paid on such policies through the Closing Date. The Company has been covered during the five years prior to the date of this Agreement by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. All claims made during such five-year period with respect to any insurance coverage of the Company, other than those described on
Exhibit 3.1(k), are set forth on Exhibit 3.1(l).

         (m) Pension and Employee Benefit Matters.

             (i) Exhibit 3.1(m) lists each Employee Benefit Plan that: (A) is subject to any provision of ERISA; (B) is maintained, administered or contributed to by the Company, (C) covers any employee or former employee of the Company; or (D) under which the Company has any liability to make contributions or pay benefits. Copies of all such plans, summary plan descriptions, annual reports, summary annual reports, plan administrative records and financial records, correspondence and, if applicable, related trust agreements, and all amendments and written interpretations of such plans have been delivered by the Shareholders to the Buyer and attached hereto as part of
Exhibit 3.1(m), together with the three most recent annual reports (Form 5500 including Schedule B if applicable) prepared in connection with each such plan required to file an annual report. Such plans are hereinafter referred to collectively as the "Company Employee Benefit Plans."

             (ii) Each Company Employee Benefit Plan has been maintained and administered in substantial compliance with its terms and with all Legal Requirements that are applicable to such Company Employee Benefit Plan.

             (iii) The Company has no Employee Benefit Plans that individually or collectively would constitute Employee Pension Benefit Plans.

             (iv) Exhibit 3.1(m) lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation, reduced interest or interest free loans, mortgages, relocation assistance or post-retirement insurance, compensation or other benefits that:

(A) is not an Employee Benefit Plan; (B) is entered into, maintained or contributed to, by the Company; and (C) covers any employee or former employee of the Company or any relative thereof. Such contracts, plans and arrangements as are described in this Section 3.1(m)(iv), are hereinafter referred to collectively as the "Benefit Arrangements." Copies and descriptions (including descriptions of the number and employment classifications of employees covered by each such Benefit Arrangement) have been delivered by the Shareholders to the Buyer and attached hereto as part of Exhibit 3.1(m). Each Benefit Arrangement has been maintained and administered in substantial compliance with its terms and with the requirements prescribed by any and all Legal Requirements that are applicable to each such Benefit Arrangement.

             (v) Except as set forth in any Company Employee Benefit Plan or Benefit Arrangement identified in Exhibit 3.1(m) and except as provided by Legal Requirement or any collective bargaining agreement or any employment contract identified on Exhibit 3.1(m), the employment of all persons presently employed or retained by the Company is terminable at will.

             (vi)    No Company Employee Benefit Plan is a "Multiemployer Plan."

             (vii) No Company Employee Benefit Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. Any assets of any Employee Benefit Plan that are subject to the trust requirement of ERISA Section 403 are held in trust in compliance with ERISA Section 403.

             (viii) There have been no prohibited transactions with respect to any Company Employee Benefit Plan. No "Fiduciary" (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Company Employee Benefit Plan (other than routine claims for benefits) is pending or, to the best knowledge of the Shareholders is threatened. None of the Shareholders has any knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

             (ix) The Company does not maintain and has never maintained nor contributes, or ever has contributed, or ever has been required to contribute, to any Company Employee Benefit Plan providing health or medical benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B). No condition exists that would prevent the Company from amending or terminating any Employee Benefit Plan or Benefit Arrangement providing health or medical benefits in respect of any active or retired employees of the Company.

             (x) To the best knowledge of the Shareholders, each Company Employee Benefit Plan and Benefit Arrangement has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all Legal Requirements, including but not limited to ERISA and the Code, that are applicable to such Plans. To the best knowledge of the Shareholders, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Benefit Plan or Benefit Arrangement has made or will make the Company, or any officer or director of the Company subject to any Liability under Title I of ERISA or any Liability for any Tax under Section 4972 or Section 4975 through 4980B, inclusive, of the Code.

             (xi) Any Company Employee Benefit Plan that is a "group health plan" (as defined in Code Section 5000(b)(l)) has been administered in accordance with the requirements of Part 6 of Subtitle

B of Title I of ERISA and Code Section 4980B and nothing done or omitted to be done in connection with maintenance or administration of any Company Employee Benefit Plan that is a "group health plan" has made or will make the Company subject to any liability under Title I of ERISA, excise Tax Liability under Code Section 4980B or has resulted or will result in any loss of income exclusion for a participant under Code Sections 105(h) or 106.

             (xii) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(a)(l) of the Code.

             (xiii) The Company has made, before the date of this Agreement, all required contributions and premium payments under each Company Employee Benefit Plan and Benefit Arrangement for all completed payroll periods.

             (xiv) Except as disclosed in Exhibit 3.1(m), there has not been with respect to the Company's active or retired employees, nor will be, as of the Closing Date, any amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Employee Benefit Plan or Benefit Arrangement that would increase the expense of maintaining or funding benefits under such Employee Benefit Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 1996.

             (xv) The Buyer will have no obligation to employ any employee of the Company or to continue any Company Employee Benefit Plan, and will have no Liability under any plan or arrangement maintained by the Company for the benefit of any employee. No condition exists that would prevent the Company from terminating any Company Employee Benefit Plan prior to the Closing Date.

         (n) Employees and Labor. The Company has not received any notice, nor, to the best knowledge of the Shareholders, is there any reason to believe that any executive or key employee of the Company, or any group of employees of the Company has any plans to terminate his, her or its employment with the Company. No executive or key employee is subject to any agreement, obligation, Order or other legal hindrance that impedes or might impede such executive or key employee from devoting his or her full business time to the affairs of the Company prior to the Closing Date and, if such person becomes an employee of the Buyer, to the affairs of the Buyer after the Closing Date. To the best knowledge of the Shareholders, the Company will not be required to give any notice under or in connection with any Legal Requirement as a result of this Agreement, the Other Seller Agreements or the transactions contemplated hereby or thereby. The Company does not have any labor relations problems or, to the best knowledge of the Shareholders, disputes, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company is not a party to or bound by any collective bargaining agreement, there is no union or collective bargaining unit at the Company's facilities, and no union organization effort has been threatened, initiated or is in progress with respect to any employees of the Company.

         (o) Customer and Supplier Relationships. Exhibit 3.1(o)(i) lists each customer that individually or with its affiliates accounted for 2% or more of the Company's sales, rental or lease revenues during either the fiscal year ended March 31, 1996 or the 9-month period ended December 31, 1996 (the "Principal Customers"). Exhibit 3.1(o)(ii) lists each supplier that individually or with its affiliates accounted for 2% or more of the Company's purchases of inventory or supplies during either the fiscal year ended March 31, 1996 or the 9-month period ended December 31, 1996 (the "Principal Suppliers"). To the best knowledge of the Shareholders, the Company has good commercial working relationships with its Principal Customers and Principal Suppliers and since December 31, 1996, no Principal Customer or Principal Supplier has cancelled or otherwise terminated its relationship with the Company, materially decreased or limited its purchases, rentals or leases from, or inventory or supplies supplied to, the Company, or threatened to take any such action. The Shareholders have no basis to anticipate any problems with the Company's customer, supplier or business relationships. To the best knowledge of the Shareholders, no Principal Customer or Principal Supplier has any plans to reduce its purchases, rentals or leases from, or inventory or supplies supplied to, the Company below levels prevailing since December 31, 1996, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect the relationship of the Company with any Principal Customer or Principal Supplier prior to the Closing Date or of the Buyer with any Principal Customer or Principal Supplier after the Closing Date.

         (p) Resale Inventory. The resale inventory of the Company consists of goods which, in the aggregate, are merchantable, are fit for the purposes for which they were procured and are held by the Company, are usable in the ordinary course of the Company's business and are not obsolete, except for certain items of paper products which constitute dated material.

         (q) Condition, Adequacy and Type of Equipment. The rental/lease inventory of the Company consists of machinery, equipment and other tangible personal property which are merchantable, are fit and suitable for the purpose for which they were procured and are held by the Company, useable in the ordinary course of the Company's business and are not obsolete. All of the machinery, equipment and other tangible personal property included in the Acquired Assets (including that held for rental, lease or sale) has been well maintained and is in good repair and good operating condition (subject to the last sentence of this Section 3.1(q)). None of the machinery, equipment or other tangible personal property included in the Acquired Assets (including that held for rental, lease or sale) is damaged or defective (subject to the last sentence of this Section 3.1(q)), the Company has not experienced material problems or deficiencies with respect to its machinery, equipment and other tangible personal property (subject to the last sentence of this Section 3.1(q)), and, to the best knowledge of the Shareholders, there is no basis to anticipate any such problems or deficiencies (subject to the last sentence of this Section 3.1(q)). In the normal course of business certain items which are held for rental or lease suffer damage in the course of use, and such items are reparable and are in the process of being repaired by the Company for use in the Company's rental and leasing business, and the Company has repaired and shall continue through the Closing Date to repair such items on a basis consistent with good business practice and the aggregate cost to the Buyer after the Closing Date to repair all such items which are in need of repair or are in the process of being repaired as of the Closing Date will not exceed $25,000.

         (r) Environmental Matters.

             (i) To the best knowledge of the Shareholders, the Company is conducting and at all times has conducted its business and operations, and has occupied, used and operated the Premises and all other real property and facilities presently or previously owned, occupied, used or operated by it, in compliance with all Environmental Obligations and so as not to give rise to Liability under any Environmental Obligations or to any impact on the Company's business or activities. The Shareholders do not have any knowledge of pending or proposed changes to any Environmental Obligations which would require any changes in any of the Company's Premises, facilities, equipment, operations or procedures or affect the Company's business or the cost of conducting its business as now conducted.

             (ii) No conditions, circumstances or activities have existed or currently exist, and, to the best knowledge of the Shareholders, neither the Company nor any Shareholder has engaged in any acts or omissions, with respect to the Premises or any other real properties, facilities or business presently or previously owned, occupied, used or operated by the Company or any predecessor (including, without limitation, off-site disposal or treatment of Hazardous Materials) which could give rise to any Liability pursuant to any Environmental Obligation. Exhibit 3.1(r)(ii) identifies all real properties and facilities, including the addresses thereof, which have been owned, occupied, used or operated by the Company or its predecessors at any time on or prior to the date of this Agreement. There are no outstanding, pending or, to the best knowledge of the Shareholders, threatened Orders against the Company or any Shareholder, nor are there any current, pending or, to the best knowledge of the Shareholders, threatened investigations of any kind against
the Company or any Shareholder, concerning any Environmental Obligations.   To
the best knowledge of the Shareholders, there are no actions, suits or administrative, arbitral or other proceedings alleged, claimed, threatened, pending against or affecting the Company or any Shareholder at law or in equity with respect to any Environmental Obligations, and no Shareholder has any knowledge of any existing grounds on which any such action, suit or proceedings might be commenced.

             (iii) To the best knowledge of the Shareholders, any chemicals and chemical compounds and mixtures which are included among the assets of the Company are integral to and required for the conduct of the Company's business, have not been and are not intended to be discarded or abandoned, and are not waste or waste materials. Except as set forth in the environmental studies attached as Exhibit 3.1(r)(iii) (collectively, the "Environmental Study"), the Company has not generated, handled, used, transported or disposed of Hazardous Materials. All waste materials which are generated as part of the business of the Company are, to the best knowledge of the Shareholders, handled, stored, treated and disposed of in accordance with applicable Legal Requirements and Environmental Obligations.

             (iv) Except as set forth in the Environmental Study, no underground or above ground storage tanks are or have been located on the Premises or any other real properties or any facilities presently or previously owned, occupied, used or operated by the Company or any predecessor. Except as set forth in the Environmental Study, to the best knowledge of the Shareholders, neither any of the Premises nor any other real properties or facilities presently or previously owned, occupied, used or operated by the Company or any predecessor has been used at any time as a gasoline service station or any facility for storing, pumping, dispensing or producing gasoline or any other petroleum products (other than such storage, pumping and dispensing of fuels and lubricants as is incidental to the Company's equipment rental/leasing business) or Hazardous Materials. To the best knowledge of the Shareholders, no building or other structure on any of the Premises contains asbestos-containing materials. Except as set forth in the Environmental Study, to the best knowledge of the Shareholders, there are not nor have there been any incinerators, septic tanks, leach fields, cesspools or wells (including without limitation dry, drinking, industrial, agricultural and monitoring wells) on any of the Premises.

         (s) Intellectual Property. The Company owns or has the legal right to use and to transfer to the Buyer each item of Intellectual Property required to be identified on Exhibit 3.1(h)(ii). To the best knowledge of the Shareholders, the continued operation of the business of the Company as currently conducted will not interfere with, infringe upon, misappropriate or conflict with any Intellectual Property rights of another Person. To the best knowledge of the Shareholders, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company or any Intellectual Property included in the Shareholder Property. Neither the Company nor any owner of any Intellectual Property included in the Shareholder Property has granted any license, sublicense or permission with respect to any Intellectual Property owned or used in the Company's business.

         (t) Disclosure. None of the documents or information provided to the Buyer by the Company, any Shareholder or any agent or employee thereof in the course of the Buyer's due diligence investigation and the negotiation of this Agreement and Section 3.1 of this Agreement and the disclosure Exhibits referred to therein, including the financial statements referred to above in
Section 3.1, contain any untrue statement of any material fact or omit to state a material fact necessary in order to make the statements contained herein or
therein not misleading.   To the best knowledge of the Shareholders, there is
no fact which materially adversely affects the business, prospects, condition, affairs or operations of the Company or any of its properties or assets which has not been set forth in this Agreement or such Exhibits, including such financial statements.

         Nothing in the disclosure Exhibits referred to in Section 3.1 shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable disclosure Exhibit identifies the exception with particularity and describes the relevant facts in reasonable detail. The Shareholders acknowledge and agree that the fact that they have made disclosures pursuant to Section 3.1 or otherwise of matters, or did not have knowledge of matters, which result in Adverse Consequences to the Buyer shall not relieve the Shareholders of their obligation pursuant to Article 7.

    3.2. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Shareholders that the statements contained in this Section
3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

         (a) Organization, Good Standing, Power, Etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement and the Other Buyer Agreements and the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action. The Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the Other Buyer Agreements, and this Agreement constitutes, and the Other Buyer Agreements will when executed and delivered constitute, the legal, valid and binding obligations of the Buyer, and shall be enforceable in accordance with their respective terms against the Buyer.

         (b) No Violation of Agreements, Etc. The execution, delivery and performance of this Agreement and the Other Buyer Agreements, and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Legal Requirement to which the Buyer is subject or any provision of the certificate of incorporation or bylaws of the Buyer or (ii) violate, with or without the giving of notice or the lapse of time or both, or conflict with or result in the breach or termination of any provision of, or constitute a default under, or give any Person the right to accelerate any obligation under, or result in the creation of any Encumbrance upon any properties, assets or business of the Buyer pursuant to, any indenture, mortgage, deed of trust, lien, lease, license, agreement, instrument or other arrangement to which the Buyer is a party or which the Buyer or any of its assets and properties is bound or subject. Except for notices and consents that will be given or obtained by the Buyer prior to the Closing, the Buyer does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the parties to consummate the transactions contemplated by this Agreement.

         (c) Litigation. There is no outstanding Order against, nor is there any litigation, proceeding, arbitration or investigation pending or threatened against the Buyer relating to the transactions contemplated by this Agreement.

         (d) Solvency. The Buyer is solvent and the Buyer does not intend to incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

    3.3. Survival of Representations. The representations and warranties contained in Sections 3.1 and 3.2 and the Liabilities of the parties with respect thereto shall survive any investigation thereof by the parties and shall survive the Closing for the period ending on the later of four years after Closing or the expiration of the applicable statute of limitations, except that the Liabilities of the Shareholders with respect to the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(g)(i), 3.1(k) and 3.1(r), and the Liabilities of the Buyer with respect to the representations and warranties set forth in Sections 3.2(a) and 3.2(b), shall survive without termination.

    3.4. Representations as to Knowledge. With respect to each representation and warranty made herein where an exercise of discretion is required, or a statement to the "best knowledge," "best of knowledge" or "knowledge" is made, by any party to this Agreement such representation or warranty will be deemed to require that such exercise of discretion or statement be made in good faith after reasonable investigation (which in the case of the Primary Shareholders shall mean or require only that they have made good faith inquiry of the store and area managers of the Company).

4. Pre-Closing Covenants. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

    4.1. General. Each of the parties will use its best efforts to take all actions necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the closing conditions set forth in
Section 6) and the other agreements contemplated hereby. Without limiting the foregoing, the Shareholders will, and will cause the Company to, give any notices, make any filings and obtain any consents, authorizations or approvals needed to consummate the transactions contemplated by this Agreement.

    4.2. Operation and Preservation of Business. The Shareholders will not cause or permit the Company to engage in any practice, take any action or enter into any transaction outside its ordinary course of business; provided, however, that in no event will any action be taken or fail to be taken or any transaction be entered into which would result in a breach of any representation, warranty or covenant of any Shareholder. The Shareholders will cause the Company to keep its business and properties, including its current operations, physical facilities, working conditions and relationships with customers, suppliers, lessors, licensors and employees, intact and, in connection therewith, to continue to purchase new or used equipment necessary to maintain its rental/lease inventory at the level specified in Section 3.1(e)(x).

    4.3. Acquisitions and Dispositions of Rental Equipment. Exhibit 4.3 sets forth (a) all rental equipment purchased or ordered by the Company since February 6, 1997 (the "New Rental Equipment"), (b) all Leased Rental Equipment and Consigned Equipment added to the Company's rental inventory since December 31, 1996 and (c) all Leased Rental Equipment and Consigned Equipment removed from the Company's rental inventory since February 6, 1997. From February 6, 1997, through the Closing Date, the Company may purchase New Rental Equipment which constitutes ARA Equipment and the Company may sell equipment to the extent that (i) the consideration received for any item of such equipment does not exceed $5,000 and (ii) the aggregate value of all consideration received for all such sales does not exceed $15,000, but may not otherwise purchase, sell, trade, transfer, acquire or dispose of any rental equipment, or change the amount or composition of the Leased Rental Equipment or the Consigned Equipment, without the express prior written approval of an officer of the Buyer.

    4.4. Full Access. The Shareholders will cause the Company to permit the Buyer and its agents to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Company.

    4.5. Notice of Developments. The Shareholders will give prompt written notice to the Buyer of any material development which occurs after the date of this Agreement and affects the business, assets, Liabilities, financial condition, operations, results of operations, future prospects, representations, warranties, covenants or disclosure Exhibits of the Company. No such written notice, however, will be deemed to amend or supplement any disclosure Exhibit or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

    4.6. Exclusivity. No Shareholder will, and the Shareholders will not cause or permit the Company to, (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any portion of the assets of, the Company (including any acquisition structured as a merger, consolidation or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. No Shareholder will vote shares of the Company's stock in favor of any such transaction. The Shareholders will notify the Buyer immediately if a Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

    4.7. Conveyance of Shareholder Property. Prior to the Closing Date, the Shareholders shall convey, and shall cause each relative or affiliate of the Company or of any Shareholder to convey, to the Company, free and clear of any Encumbrance or Tax, all of each Shareholder's and each such relative's or affiliate's right, title and interest to the Shareholder Property.

    4.8. Announcements. Prior to the Closing, no party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties.

    4.9. Closing Date Liabilities and Distribution. (a) Prior to the Closing Date or concurrently with the Closing, the Shareholders shall pay, or shall cause the Company to pay prior to the Closing Date as permitted by
Section 9.10, in full all known Closing Date Liabilities, the amount of which is then ascertainable (including Seller Transaction Expenses as permitted pursuant to Section 9.10). Following the Closing, the Shareholders shall promptly pay in full all other Closing Date Liabilities. Effective as of immediately prior to the Closing Date, the Shareholders hereby jointly and severally assume all Closing Date Liabilities without further action by the Shareholders, the Company or any other Person.

         (b) Prior to the Closing Date, the Shareholders shall cause the Company to distribute to the Shareholders the Excluded Assets (the "Pre-Closing Date Distribution"). Any and all Taxes attributable to such distribution of Excluded Assets and to any prior distribution or dividend of assets, including, without limitation, any recognition by the Company of taxable income or gain with respect to the distribution or dividend of the Excluded Assets or any prior distribution or dividend of assets, shall be paid in full by the Shareholders as and when due and neither the Company nor the Buyer shall have any Liability with respect thereto.

5. Post-Closing Covenants. The parties agree as follows with respect to the period following the Closing.

    5.1. Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 7).

    5.2. Transition. Each of the Shareholders will use reasonable efforts to assist with the transition of the Company's business to the Buyer during the first six months following the Closing at no cost to the Buyer. No Shareholder will take any action at any time that is designed or intended to have the effect of discouraging any customer, supplier, lessor, licensor or other business associate of the Company from establishing or continuing a business relationship with the Buyer after the Closing.

    5.3. Cooperation. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the Acquired Assets or the Company's business, each of the other parties will use reasonable efforts to cooperate with such party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 7).

    5.4. Confidentiality. The Shareholders will treat and hold as confidential all Confidential Information concerning the Buyer, the Company's business or the Acquired Assets, refrain from using any such Confidential Information and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all of such Confidential Information in its or their possession. Each of the Shareholders and the Buyer will treat and hold as confidential the amount of the purchase price of the acquisition contemplated by this Agreement except as may be required in connection with any securities disclosure or to the parties' investors, lenders or any representatives of any of the foregoing.

    5.5. Post-Closing Announcements. Following the Closing, no Shareholder will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer.

    5.6. Financial Statements. The Seller and the Shareholders will, upon request of the Buyer, cooperate with the Buyer to produce such historical and on-going financial statements and audits as the Buyer may reasonably request, all at the sole cost and expense of the Buyer.

    5.7.     Satisfaction of Liabilities.

         (a) Promptly following the Closing, the Shareholders will pay and perform all Closing Date Liabilities (to the extent not paid at or prior to the Closing Date), all Taxes attributable to the transactions contemplated by this Agreement and all accrued vacation and other accrued employee benefits; provided, however, that accrued vacation and other accrued employee benefits with respect to those persons who are employees of the Company as of immediately prior to the Closing Date and who become employees of the Buyer effective as of the Closing will be satisfied as set forth in Section 2.2(b). As soon as reasonably possible following the Closing Date, the Shareholders' Agent and the Buyer will collectively review the allocation or pro-rating of all accrued expenses, prepaid expenses and other similar items and will use their best efforts to reach a mutually agreeable settlement of all such items.

         (b) The Buyer will pay an amount equal to the portion of the personal property taxes of the Company paid by the Company for the period from the Closing Date to December 31, 1997 (the "Personal Property Tax Amount"). The Personal Property Tax Amount payable by the Buyer will be determined by prorating personal property taxes of the Company for the year beginning January 1, 1997 in proportion to the number of days in that year prior to the Closing Date compared to the number of days in that year remaining after the date on which the Closing occurs.

         (c) The Shareholders, at their expense, promptly will take or cause to be taken any action necessary to remedy any failure of the Premises or the acquired business to comply at the Closing Date with any Legal Requirement, upon receipt of notice from the Buyer at any time.

         (d) The Shareholders shall pay to the Buyer an amount equal to the federal and state income taxes of the Company relating to all periods from the end of the last tax year for which such corporation's federal and state income Tax Returns have been filed to the Closing Date (the "Pre-Closing Income Tax Amount"), to the extent that the Pre-Closing Income Tax Amount exceeds the aggregate estimated tax payments made by the Company on or before the Closing Date that would be applicable to the Taxes included in the Pre-Closing Income Tax Amount. The Pre-Closing Income Tax Amount will be determined by the Buyer in accordance with generally accepted accounting principles but without regard to any net operating loss carryforward. If the actual Pre-Closing Income Tax Amount exceeds the estimated Pre-Closing Income Tax Amount used for purposes of
Section 2.2(a), the Shareholders shall pay such excess amount to the Buyer within five days after their receipt of notice from the Buyer stating the amount payable, accompanied by a schedule reflecting the calculation of the amount due; provided, however, that such amount shall not be considered due if it is being contested in good faith and by appropriate proceedings diligently conducted. If the estimated Pre-Closing Income Tax Amount used for purposes of
Section 2.2(a) exceeds the actual Pre-Closing Income Tax Amount, the Buyer shall pay such excess amount to the Shareholders within five days after the Buyer and the Shareholders' Agent agree in writing on the amount of such excess.

         (e) The Buyer will pay and perform, as and when due (except to the extent the validity thereof or the liability therefor is being contested by the Buyer), the Retained Liabilities.

    5.8. Repurchase of Unpaid Receivables. The Shareholders jointly and severally guarantee that an amount equal to 95% of the aggregate amount of the Closing Accounts Receivable will be fully paid to the Buyer with respect to such Closing Accounts Receivable in accordance with their terms at their recorded amounts not later than 120 days from the Closing Date. Upon demand by the Buyer at any time after 120 days from the Closing Date and to the extent that an amount equal to 95% of the Closing Accounts

Receivable have not been paid to the Buyer, the Shareholders shall jointly and severally pay to the Buyer the full amount of any unpaid Closing Accounts Receivables which are the subject of such demand. Upon such payment to the Buyer, the Closing Accounts Receivable which are so paid for by the Shareholders shall, without further action of any party, become the property of the Shareholders. From the closing until 120 days after the Closing Date, the Buyer will apply its standard accounts receivable collection procedures to the Closing Accounts Receivable; provided, however, the buyer will not be required to institute suit, utilize third-party collection agencies or other agents or take other extraordinary collection actions with respect to the Closing Accounts Receivable; and, provided further, that any failure of any collection activities of the Buyer or any such collection agency or other agent will not relieve the Shareholders from their guarantee of the Closing Accounts Receivable as described in this Section. The Buyer will execute and deliver all such documents and instruments as are reasonably necessary to effect any such assignment of Closing Account Receivable to the Shareholders.

     5.9. Termination of Obligations. Effective as of the Closing Date, neither the Company nor the Buyer shall have any Liability to any Shareholder or any relative or affiliate thereof or of the Company, except as otherwise provided in this Agreement, the Employment Agreements, the Noncompetition Agreement, the Escrow Agreement, and the Shareholder Leases. Effective as of the Closing Date, the Shareholders shall not have any Liability to the Company or the Buyer, except as otherwise provided in this Agreement, the Employment Agreements, the Noncompetition Agreement, the Escrow Agreement, and the Shareholder Leases.

    5.10. Section 338 Election. Without the consent of the Shareholders' Agent, the Buyer shall not make an election under Section 338 of the Code with respect to its purchase of the Shares or any provision of the Code having the same effect as Section 338 of the Code.

6.  Conditions to Closing.

    6.1. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

         (a) each Shareholder's representations and warranties shall be correct and complete at and as of the Closing Date and the Closing and any written notices delivered to the Buyer pursuant to Section 4.5 and the subject matter thereof shall be satisfactory to the Buyer;

         (b) the Shareholders shall have performed and complied with all of their covenants hereunder through the Closing;

         (c) the Shareholders shall have given, or shall have caused the Company to give, all notices and procured, or shall have caused the Company to procure, all of the third-party consents, authorizations and approvals required to consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to the Buyer;

         (d) no action, suit or proceeding shall be pending or threatened before any Governmental Authority or any other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own the

Shares or the Acquired Assets and conduct the business represented by the Acquired Assets, and no such Order shall be in effect;

         (e) there shall have been no adverse change in the Company, the Acquired Assets or the Company's business between the date of execution of this Agreement and the Closing;

         (f) the Shareholders shall have delivered to the Buyer (i) a certificate to the effect that each of the conditions specified above in Sections 6.1(a) through (e) is satisfied in all respects, and (ii) a good standing certificate, dated within 30 days of the Closing, from the Secretary of State of the State of the Company's jurisdiction of incorporation and each other state in which the Company is qualified or authorized to do business as a foreign corporation.

         (g) the Buyer shall have completed its due diligence with respect to the Company, the Company's business and the Acquired Assets with results satisfactory to the Buyer.

         (h) the Other Seller Agreements shall have been executed and delivered by the Shareholders, as applicable;

         (i) the Premises Leases shall have been executed and delivered by the parties thereto, the owners of the real property underlying the Shareholder Subleases shall have executed and delivered new leases or extensions/amendments relating to such property satisfactory to the Buyer, and the owners of the real property underlying the Premises Leases, and each Person having an Encumbrance on such property, shall have executed and delivered estoppel, nondisturbance and landlord waiver agreements relating thereto satisfactory to the Buyer.

         (j) the Buyer shall have received from counsel to the Shareholders an opinion in form and substance as set forth in Exhibit 6.1(j) addressed to the Buyer and dated as of the Closing;

         (k) financing necessary for the consummation of the transactions contemplated hereby and the operation of the acquired business shall be available to the Buyer on terms and conditions satisfactory to the Buyer;

         (l) a "Phase I" environmental study of each of the properties comprising the Premises shall have been completed at the Shareholders' expense to the extent set forth in Section 9.10 and supplied to the Buyer, and the contents and results thereof shall be satisfactory to the Buyer;

         (m) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company;

         (n) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, shall have been delivered by the Shareholders to the Buyer;

         (o) the Shareholders shall have delivered to the Buyer possession and control of the Company, and the Acquired Assets, including, without limitation, all stock certificate books, minute books, corporate seals, and all other corporate and financial records of the Company;

         (p) the Shareholders shall have delivered, or caused the Company to deliver, to the Buyer such other instruments, certificates and documents as are reasonably requested by the Buyer in order to consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to the Buyer.

The Buyer may waive any condition specified in this Section 6.1 at or prior to the Closing.

    6.2. Conditions to Obligation of the Shareholders. The obligation of the Shareholders to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

         (a) the Buyer's representations and warranties shall be correct and complete at and as of the Closing Date and the Closing;

         (b) the Buyer shall have performed and complied with all of its covenants hereunder through the Closing Date;

         (c) the Buyer shall have delivered to the Shareholders a certificate to the effect that each of the conditions specified above in Sections 6.2(a) and (b) is satisfied in all respects;

         (d) the Other Buyer Agreements shall have been executed and delivered by the Buyer;

         (e) the Shareholders shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit 6.2(e), addressed to the Shareholders and dated as of the Closing; and

         (f) the Buyer shall have paid and deposited the purchase price for the Shares pursuant to Section 2.2.

The Shareholders' Agent may waive any condition specified in this Section 6.2 at or prior to the Closing.

7.  Remedies for Breaches of This Agreement.

    7.1. Indemnification Provisions for Benefit of the Buyer and the Company.

         (a) If any Primary Shareholder breaches any of the representations or warranties of any Primary Shareholder contained herein and the Buyer gives notice thereof to the Shareholders' Agent within the Survival Period, or if any Shareholder breaches any covenants of any Shareholder contained herein or any representations, warranties or covenants of any Shareholder contained in any Other Seller Agreement and the Buyer gives notice thereof to the Shareholders' Agent, then the Primary Shareholders agree to jointly and severally indemnify and hold harmless the Buyer from and against any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to or caused by any of the foregoing regardless of whether the Adverse Consequences are suffered during or after the Survival Period. The Primary Shareholders also agree to jointly and severally indemnify and hold harmless the Buyer from and against any Adverse Consequences the Buyer may suffer which result from, arise out of, relate to or are caused by (i) any Liability of the Company or any Shareholder not included in the Retained Liabilities (including, without limitation, those concerning Hazardous Materials or the failure prior to the Closing Date of the Company, any Shareholder or any predecessor to comply with any Environmental Obligation or other Legal Requirement), (ii) any condition, circumstance or activity existing prior to the Closing Date on, in or under any of the Premises which relates to any Environmental Obligation or any act or omission of the Company, any Shareholder or any predecessor with respect to, or any event or circumstance related to, the Company's, any Shareholder's or any predecessor's ownership, occupation, use or operation of any of the Acquired Assets, the Excluded Assets, the Premises or any other assets or properties or the conduct of its or their business, regardless, in the case of (i) or (ii), of (A) whether or not such Liability, act, omission, event, circumstance or matter was known or disclosed to the Buyer, was disclosed on any Exhibit hereto or is a matter with respect to which any Shareholder did or did not have knowledge, (B) when such Liability, act, omission, event, circumstance or matter occurred, existed, occurs or exists and (C) whether a claim with respect thereto was asserted before or is asserted after the Closing Date, provided, however, that such claim is asserted within the Survival Period, and (iii) any Liability resulting from any failure of the parties to comply with any applicable bulk sales or transfer law or any Legal Requirement in connection with the transactions contemplated by this Agreement. If any dispute arises concerning whether any indemnification is owing which cannot be resolved by negotiation among the parties within 30 days of notice of claim for indemnification from the party claiming indemnification to the party against whom such claim is asserted, the dispute will be resolved by arbitration pursuant to this Agreement.

         (b) Notwithstanding the foregoing Section 7.1(a), the Primary Shareholders shall have no obligation to indemnify the Buyer unless and until the aggregate amount of Adverse Consequences suffered by the Buyer and the Company from all matters as to which they are entitled to indemnification under this Agreement (except those matters described in the next sentence) equals or exceeds $50,000, at which point the Primary Shareholders jointly and severally shall indemnify the Buyer for all Adverse Consequences suffered by the Buyer or the Company (including those Adverse Consequences which initially aggregated to the $50,000 threshold). The Primary Shareholders jointly and severally shall indemnify the Buyer in full (without regard to the $50,000 amount described in the preceding sentence) for all Adverse Consequences which arise out of, result from, relate to or are caused by: (i) any failure by the Shareholders to pay the full amounts payable by them pursuant to Sections 2.2(b) (with respect to known Liabilities only), 2.3, 4.9(a) (with respect to the first sentence only),
5.7 (with respect to known Liabilities only), 5.8, 8.2 or 9.10 of this Agreement; (ii) any breach of the representations and warranties set forth in Sections 3.1(b), 3.1(g)(i), 3.1(m) or 3.1(r); (iii) any failure by the Shareholders to convey the Shares to the Buyer free and clear of any Encumbrance or Tax; (iv) the unenforceability of Section 9.14 against the Shareholders or any breach of Section 9.14 by any Shareholder; (v) any breach by any Shareholder of any covenant contained in this Agreement (with respect to known Liabilities only); or (vi) any breach by any Shareholder (including any Shareholder who is a lessor under any Shareholder Lease) or Affiliate or relative thereof of any representation, warranty or covenant set forth in any Other Seller Agreement (with respect to known Liabilities only). In determining the amount of Adverse Consequences suffered by the Buyer or the Company for purposes of Sections 7.1(a) and 7.1(b), such representations and warranties shall not be qualified (other than references to "material" in
Section 3.1(t)) by "material," "materiality," "in all material respects," "best knowledge," "best of knowledge" or "knowledge" or words of similar import, or by any phrase using any such term or words.

         (c) Amounts needed to cover any indemnification claims resolved in favor of the Buyer against any Shareholder during the Escrow Period will be paid to the Buyer first out of the funds escrowed pursuant to the Escrow Agreement. The Primary Shareholders will have joint and several Liability for any additional amounts needed to cover such claims, which amounts will be paid directly to the Buyer. At the end of the Escrow Period amounts that may be needed to cover pending indemnification claims made by the Buyer (such amounts to be determined in good faith by mutual agreement of the Buyer and Shareholders' Agent) will be retained in the Escrow Account until such claims are resolved, and any excess on deposit therein, including any accrued interest, will be paid to the Shareholders. Buyer shall give notice to Shareholders' Agent of any such claim prior to the end of the Escrow Period. Nothing in this Section 7.1(c) will be construed to limit the Buyer's right to indemnification to amounts on deposit in the Escrow Account. The Buyer and the Shareholders' Agent shall jointly give instructions to the Escrow Agent to carry out the intent of this Section 7.1(c). Any disputes concerning the escrowed funds will be settled by arbitration as provided in this Agreement. The Buyer shall be responsible for the fees, charges and expenses payable to the Escrow Agent pursuant to paragraph a. of Article 2 of the Escrow Agreement and, except as otherwise determined pursuant to Section 9.11 of this Agreement, the Buyer, on the one hand, and the Shareholders jointly and severally, on the other hand, shall each be responsible for one-half of any amounts payable pursuant to paragraph b. of such Article 2.

         (d) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate amount payable by the Primary Shareholders to the Buyer in respect of breaches of the Primary Shareholders' representations or warranties contained in this Agreement shall not exceed the aggregate purchase price for the Shares paid to the Shareholders by the Buyer pursuant to Section 2.2.

    7.2. Indemnification Provisions for Benefit of the Shareholders. If the Buyer breaches (or if any Person other than a Shareholder alleges facts that, if true, would mean the Buyer has breached) any of its representations or warranties contained herein and the Shareholders' Agent gives notice of a claim for indemnification against the Buyer within the Survival Period, or if the Buyer breaches (or if any Person other than a Shareholder alleges facts that, if true, would mean the Buyer has breached) any of its covenants contained herein or any of its representations, warranties or covenants contained in any Other Buyer Agreement and the Shareholders' Agent gives notice thereof to the Buyer, then the Buyer agrees to indemnify and hold harmless the Shareholders from and against any Adverse Consequences the Shareholders may suffer which result from, arise out of, relate to, or are caused by the breach or alleged breach, regardless of whether the Adverse Consequences are suffered during or
after the Survival Period.   In determining whether there has been a breach of
any representation or warranty contained in Section 3.2 and in determining the amount of the Adverse Consequences suffered by the Shareholders for purposes of this Section 7.2, such representations and warranties shall not be qualified by "material," "materiality," "in all material respects," "best knowledge," "best of knowledge" or "knowledge" or words of similar import, or by any phrase using any such term or words. If any dispute arises concerning whether any indemnification is owing which cannot be resolved by negotiation among the parties within 30 days of notice of claim for indemnification from the party claiming indemnification to the party against whom such claim is asserted, the dispute will be resolved by arbitration pursuant to this Agreement.

    7.3.     Matters Involving Third Parties.

         (a) If any Person not a party to this Agreement (including, without limitation, any Governmental Authority) notifies any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party"), then the Indemnified Party will notify each Indemnifying Party thereof in writing within 15 days after receiving such notice. No delay on the part of the Indemnified Party in notifying any Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

         (b) Any Indemnifying Party will have the right, at its sole cost and expense, to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the Indemnifying Party does not assume control of the defense or settlement of any Third Party Claim in the manner described above, it will be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim.

         (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

         (d) In the event any of the conditions in Section 7.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the Third Party Claim to the fullest extent provided in this Section 7.

    7.4.     Right of Offset.   To the extent the Escrow Account has been fully
utilized, the Buyer will have the right to offset any Adverse Consequences it may suffer, subject to the limitations of Section 7.1(b), against any amounts payable pursuant to this Agreement or any Other Seller Agreement to any Shareholder or any relative or affiliate of any Shareholder at or after the Closing.

    7.5. Other Remedies. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have.

8.  Termination.

    8.1. Termination of Agreement. The parties may terminate this Agreement as provided below:

         (a) the Buyer and the Shareholders' Agent may terminate this Agreement by mutual written consent at any time prior to the Closing;

         (b) the Buyer may terminate this Agreement by giving written notice to the Shareholders' Agent at any time prior to the Closing (i) in the event any Shareholder has breached any representation, warranty or covenant contained in this Agreement in any material way, the Buyer has notified the Shareholders' Agent of the breach, and the breach has not been cured within 10 days after the notice of breach or (ii) if the Closing has not occurred on or before June 30, 1997 because of the failure of any condition precedent to the Buyer's obligations to consummate the Closing (unless the failure results primarily from the Buyer breaching any representation, warranty or covenant contained in this Agreement in any material way); or

         (c) the Shareholders' Agent may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) if the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material way, the Shareholders' Agent has notified the Buyer of the breach, and the breach has not been cured within 10 days after the notice of breach or (ii) if the Closing has not occurred on or before June 30, 1997 because of the failure of any condition precedent to the Shareholders' obligations to consummate the Closing (unless the failure results primarily from any Shareholder breaching any representation, warranty or covenant contained in this Agreement in any material way).

    8.2. Effect of Termination. The termination of this Agreement by a party pursuant to Section 8.1 will in no way limit any obligation or liability of any other party based on or arising from a breach or default by such other party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, and the terminating party will be entitled to seek all relief to which it is entitled under applicable law.

    8.3. Confidentiality. If this Agreement is terminated, each party will treat and hold as confidential all Confidential Information concerning the other parties which it acquired from such other parties in connection with this Agreement and the transactions contemplated hereby, and each party will, upon request, return all documents delivered to such party concerning such other party's business and operations.

9.  Miscellaneous.

    9.1. No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

    9.2. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

    9.3. Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No Shareholder may assign this Agreement or any of his or her rights, interests or obligations hereunder without the prior written approval of the Buyer. The Buyer may assign its rights and obligations hereunder as permitted by law, including, without limitation, to any debt or equity financing source as security for any obligations to such Persons.

    9.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. The execution of a counterpart of the signature page to this Agreement will be deemed the execution of a counterpart of this Agreement.

    9.5. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

    9.6. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by courier (including overnight courier), telecopy or facsimile, and addressed to the intended recipient as set forth below:

    If to the Shareholders:           Copy to:

    Addressed to the                  Maddin, Hauser, Wartell, Roth, Heller
    Shareholders' Agent at:              & Pesses, P.C.
    1621 Gulf Blvd., Unit 1608        3rd Floor Essex Centre
    Clearwater, Florida 34630         28400 Northwestern Hiway
    Telephone: (813) 595-2124         Southfield, Michigan 48034
                                      Attn: Richard Roth
                                      Telecopy: (248) 354-1422

    If to the Buyer:                  Copy to:

    RentX Industries, Inc.            Sherman & Howard L.L.C.
    6000 East Evans, Suite 2-300      633 Seventeenth Street, Suite 3000
    Denver, Colorado   80222          Denver, Colorado  80202
    Attn:  President                  Attn: Andrew L. Blair, Jr.
    Telecopy:  (303)  512-2028        Telecopy:  (303) 298-0940

Notices will be deemed given five days after mailing if sent by certified mail, when delivered if sent by courier (including overnight courier), and upon receipt of confirmation by person or machine if sent by telecopy or facsimile transmission. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

    9.7. Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

    9.8. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same is in writing and signed by the Buyer and the Shareholders' Agent. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

    9.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    9.10.    Expenses.

         (a) Except as otherwise provided in Sections 8.2 and 9.10(b), (i) the Buyer shall bear its own costs and expenses (including, without limitation, legal fees and expenses) incurred either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby and (ii) the Shareholders will bear all costs and expenses (including, without limitation, all legal, accounting and tax related fees and expenses, all fees, commissions, expenses and other amounts payable to any broker, finder or agent (to the extent such broker, finder or agent has been retained by any Shareholder) and the costs of any environmental study and additional environmental testing contemplated by Section 6.1) incurred by the Company prior to the Closing or by any Shareholder either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby (collectively, "Seller Transaction Expenses"); provided, however, that prior to the Closing Date the Company may use any cash that would otherwise be an Excluded Asset to pay Seller Transaction Expenses.

         (b) The "Phase I" environmental studies required by Section 6.1(l) shall be conducted by Stewart Environmental Consultants, Inc. ("Stewart"). The costs and expenses of such "Phase I" environmental studies borne by the Shareholders shall be limited to $2,500 per site (exclusive of Stewart's travel expenses) provided, however, that if the Shareholders obtain a written estimate of the costs and expenses to perform services which are substantially the same as the services performed or to be performed by Stewart from an established and reputable environmental engineering company in an amount which is less than an average of $2,500 per site, the costs and expenses of the "Phase I" environmental studies borne by the Shareholders shall be limited to the amount of such estimate. Stewart's travel expenses shall be paid by the Buyer.

    9.11. Arbitration. Any disputes arising under or in connection with this Agreement, including, without limitation, those involving claims for specific performance or other equitable relief, will be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association under the authority of federal and state arbitration statutes, and shall not be the subject of litigation in any forum. EACH PARTY, BY SIGNING THIS AGREEMENT, VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVES ANY RIGHTS SUCH PARTY MAY OTHERWISE HAVE TO SEEK REMEDIES IN COURT OR OTHER FORUMS, INCLUDING THE RIGHT TO JURY TRIAL. The arbitration will be conducted only in Denver, Colorado, before a single arbitrator selected by the parties or, if they are unable to agree on an arbitrator, before a panel of three arbitrators, one selected by the Buyer, one selected by the Shareholders' Agent and the third selected by the other two arbitrators. The arbitrators shall have full authority to order specific performance and award damages and other relief available under this Agreement or applicable law, but shall have no authority to add to, detract from, change or amend the terms of this Agreement or existing law. All arbitration proceedings, including settlements and awards, shall be confidential. The decision of the arbitrators will be final and binding, and judgment on the award by the arbitrators may be entered in any court of competent jurisdiction. THIS SUBMISSION AND AGREEMENT

TO ARBITRATE WILL BE SPECIFICALLY ENFORCEABLE. The prevailing party or parties in any such arbitration or in any action to enforce this Agreement will be entitled to all reasonable costs and expenses, including fees and expenses of the arbitrators and attorneys, incurred in connection therewith.

    9.12. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" will mean including without limitation. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party breaches any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

    9.13. Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

    9.14. Shareholders' Agent. Each Shareholder hereby authorizes and appoints the Shareholders' Agent as its, his or her exclusive agent and attorney-in-fact to act on behalf of each of them with respect to all matters which are the subject of this Agreement, including, without limitation, (a) receiving or giving all notices, instructions, other communications, consents or agreements that may be necessary, required or given hereunder and (b) asserting, settling, compromising, or defending, or determining not to assert, settle, compromise or defend, (i) any claims which any Shareholder may assert, or have the right to assert, against the Buyer, or (ii) any claims which the Buyer may assert, or have the right to assert, against any Shareholder. The Shareholders' Agent hereby accepts such authorization and appointment. Upon the receipt of written evidence satisfactory to the Buyer to the effect that the Shareholders' Agent has been substituted as agent of the Shareholders by reason of his death, disability or resignation, the Buyer shall be entitled to rely on such substituted agent to the same extent as they were theretofore entitled to rely upon the Shareholders' Agent with respect to the matters covered by this Section 9.14. No Shareholder shall act with respect to any of the matters which are the subject of this Agreement except through the Shareholders' Agent. The Shareholders acknowledge and agree that the Buyer may deal exclusively with the Shareholders' Agent in respect of such matters, that the enforceability of this Section 9.14 is material to the Buyer, and that the Buyer has relied upon the enforceability of this Section 9.14 in entering into this Agreement.





               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                             BUYER:

                             RENTX INDUSTRIES, INC.


                             By: /s/ ARNIE BERNSTEIN
                                ---------------------------------------------
                             Name: Arnie Bernstein
                                  -------------------------------------------
                             Title: President
                                   ------------------------------------------


                             SHAREHOLDERS:

                              /s/ BARBARA E. TITUS
                             ------------------------------------------------
                             Barbara E. Titus


                              /s/ JEFFREY W. TITUS
                             ------------------------------------------------
                             Jeffrey W. Titus


                              /s/ CHRISTOPHER TITUS
                             ------------------------------------------------
                             Christopher Titus


                              /s/ WILLIAM V. TITUS
                             ------------------------------------------------
                             William V. Titus, Trustee of the William V. Titus Revocable Living Trust u/t/a dated December 17, 1979


                              /s/ WILLIAM V. TITUS
                             ------------------------------------------------
                             William V. Titus





                    [SIGNATURE PAGE TO PURCHASE AGREEMENT.]